Exhibit 21.1

LIST OF TRONOX LIMITED SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization

U.S. Subsidiaries:

Tronox Finance LLC	Delaware

Tronox Incorporated	Delaware

Tronox LLC	Delaware

Tronox Pigments LLC	Delaware

Tronox US Holdings Inc.	Delaware

Tronox Alkali Corporation	Delaware

Tronox Specialty Alkali LLC	Delaware

Tronox Alkali Wyoming Corporation	Delaware

Non-U.S. Subsidiaries:

Ti02 Corporation Pty Ltd	Australia

Tific Pty Ltd	Australia

Tronox Australia Holdings Pty Limited	Australia

Tronox Australia Pigments Holdings Pty Limited	Australia

Tronox Australia Pty Ltd	Australia

Tronox Finance GmbH	Switzerland

Tronox Global Holdings Pty Limited	Australia

Tronox GmbH	Germany

Tronox Holdings Cooperatief U.A.	The Netherlands

Tronox Holdings Europe C.V.	The Netherlands

Tronox Holdings (Australia) Pty Ltd.	Australia

Tronox International Finance LLP	United Kingdom

Tronox International Holdings GmbH	Switzerland

Tronox KZN Sands (Pty) Ltd	South Africa

Tronox Management Pty Ltd.	Australia

Tronox Mineral Sales Pty Ltd	Australia

Tronox Mineral Sands (Pty) Ltd	South Africa

Tronox Pigments Australia Holdings Pty Limited	Australia

Tronox Pigments Australia Pty Limited	Australia

Tronox Pigments (Holland) B.V.	The Netherlands

Tronox Pigments (Netherlands) B.V.	The Netherlands

Tronox Pigments GmbH	Germany

Tronox Pigments Ltd.	Bahamas

Tronox Pigments (Singapore) Pte. Ltd.	Singapore

Tronox Sands Holdings Pty Limited	Australia

Tronox Sands Investment Funding Limited	United Kingdom

Tronox Sands UK Holdings Limited	United Kingdom

Tronox Sands LLP	United Kingdom

Tronox UK Finance Limited	United Kingdom

Tronox UK Holdings Limited	United Kingdom

Tronox Western Australia Pty Ltd	Australia

Tronox Worldwide Pty Limited	Australia

Yalgoo Minerals Pty. Ltd.	Australia